October 9, 2009

Board of Directors
Klein Retail Centers, Inc.
89 West Chicago Street
Coldwater, Michigan 49036

Re:	Klein Retail Centers, Inc.
Registration Statement Number: 333-157962

Gentlemen:

We act as counsel for Klein Retail Centers, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of registration statement on Form S-11 under the Securities Act of 1933, as amended, relating to the offer and sale of up to 3,000,000 shares of its common stock at $5.00 per share (the “Shares”) and relating to the offer and sale of up to 710,430 shares of common stock offered by the holders thereof.

We have examined the Certificate of Incorporation and the By-Laws of the Company, the relevant provisions of the Delaware General Corporation Law, the relevant records of the State of Delaware and have made inquiries of the principals of the Company.  As to various questions of fact material to such opinion, where relevant facts were not independently established, we have relied upon statements of officers of the Company or representations contained in the Registraton Statement.  We have assume, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in the documents referenced above or otherwise made known to us.

Based upon and relying solely upon the foregoing, we advise you that in our opinion, the Shares have been duly authorized and, when and if delivered against payment therefor in accordance with the terms of the dealer manager  agreement, a form of which will be filed as an exhibit to the Registration Statement, and the documents contemplated thereby, will be validly issued under the laws of the State of Delaware, and will be fully paid and non-assessable and that the 710,430 shares offered and sold by the shareholders holding such shares have been duly authorized and validly issued, fully paid and non-assessable.

CASSIDY & ASSOCIATES LETTER	PAGE NUMBER 2

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.  This opinion is issued to you solely for use in connection with the Registration Statement.

This opinion letter is limited to the application of the laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the laws of any other jurisdictions.  Our opinions and statements exprsesed herein are limtied to those matters expressly set forth herein, and no opinion may be implied or inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the legal reference to this firm under the caption “Legal Matters”.

Sincerely, Cassidy & Associates